Exhibit 10

AMENDED AND RESTATED STOCK AGREEMENT

This Amended and Restated Stock Agreement dated as of August 31, 2004 is by and between Peter R. Chase (the “Executive”) and Chase Corporation, a Massachusetts corporation (the “Company”), and constitutes a comprehensive amendment and restatement of the  Stock Agreement dated as of September 7, 1995 between the Executive and the Company.

The purpose of this Agreement is to set out the understandings among the Executive and the Company relating to certain restrictions upon shares of stock issued to the Executive.

This Agreement relates both to an aggregate of 250,000 shares of common stock of the Company granted to the Executive in two tranches on September 7, 1995 and September 30, 1996 (the “Restricted Shares”) and shares of common stock obtained by Executive upon exercise of certain stock options granted to him on July 18, 1995 (the “Option Shares”). The Option Shares and the Restricted Shares are sometimes collectively referred to herein as the “Shares.

1.      Restricted Shares.  (a) Unless the Restricted Shares are vested on the date the Executive ceases to be a service provider to the Company, the Restricted Shares shall automatically be redeemed by the Company with no further consideration being paid by it. For purposes of this Agreement, the Executive shall be deemed to be a service provider to the Company so long as the Executive renders regular services to the Company or one or more of its parent or subsidiary corporations, whether as an employee or as a non-employee consultant.

(b) The Company shall not be required to give any notice following the date of a Termination or to implement the foregoing reversionary rights.

(c) The Restricted Shares shall vest on the earlier to occur of (i) September 6, 2004, (ii) the occurrence of a Change In Control of the Company as hereinafter defined or (iii) an Accelerated Vesting Event, as hereinafter defined. A “Change In Control” shall be deemed to have occurred if, as a result of the transaction, a change in control of a nature that would he required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (whether or not the Company is then required to file such report) has occurred. An “Accelerated Vesting Event shall mean Executive’s death or total disability while in the employ of the Company or the termination of his employment as chief executive officer of the Company by action of the board of directors without cause.

2.       Right of First Refusal.  (a) Executive shall not sell, assign, transfer, exchange, pledge or otherwise dispose of any Option Shares or Restricted Shares which are not vested in accordance with Section 1(c) above. Executive shall not sell, assign, transfer, exchange, pledge or otherwise dispose of any Restricted Shares which are vested in accordance with Section 1(c) above or any Option Shares unless prior to any sale or other transfer thereof, Executive (or his personal representative, as the case may be) shall provide the Company with written notice, in the manner provided hereinafter, describing the number of shares intended to be sold or transferred, the price and the general terms of the proposed sale or transfer.

(b) The Company shall have the right (the “First Refusal Right”) at any time within sixty (60) days after the notice required by Section 2(a) above to purchase from Executive (or his personal representative, as the case may be) all but not less than all of the Shares specified in, and at the price (the “First Refusal Price “) and upon the general terms specified in such notice. Notwithstanding the foregoing or any other provision of the Agreement, the provisions of Section 2(a) hereof shall not apply and the Company shall not exercise its First Refusal Right during the six months immediately following the vesting of any Shares.

(c) If the First Refusal Right is not exercised, then for a period of 120 days, Executive (or his personal representative, as the case may be) shall be free to sell, or otherwise transfer up to but not exceeding the number of Shares specified in the notice required by Section 2(a) hereof, at a price and upon general terms no more favorable to purchasers or transferees thereof than specified in the notice required by Section 2(a) hereof.

(d) In the event that any Shares which are free to be sold or otherwise transferred under the terms of Section 2(c) above are not sold or otherwise transferred within said 120 day period, such Shares shall again be subject to the First Refusal Right and Executive (or his personal representative, as the case may be) shall comply with all the provisions of this Section 2 prior to selling or otherwise transferring any such Shares.

(e) Failure to exercise the First Refusal Right with respect to any Shares shall not constitute a waiver of the First Refusal Right with respect to any other Shares.

(f) The Company may, in its sole discretion, assign its rights under this section.

3.        Tender of Shares to Company.  (a) Upon the vesting of the Restricted Shares, the Executive may by written notice to the Company surrender to the Company such number of Restricted Shares as is equal to the amount of the minimum tax withholding obligations of the Company arising from the vesting of such Shares.  Any Restricted Shares so tendered shall be valued at the fair market value of the Company’s common stock on the date of vesting of the Restricted Shares.  For purposes of this Agreement, “fair market value on the date of vesting” shall mean the closing price of the Company’s common stock on such date, or if such date is not a trading day on the American Stock Exchange, then the closing price of the Company’s common stock on the last trading day immediately prior thereto.

4.      Legends.  All certificates representing any shares subject to the provisions of this Agreement shall have endorsed thereon the following legends:

“The shares represented by this certificate are subject to certain restrictions set forth in an Amended and Restated Stock Agreement dated as of August 31, 2004 between Chase Corporation and Peter R. Chase, including a first refusal right and copies of which may be obtained from the Clerk of the Company upon written request. In addition, these certificates shall bear any legend required to be placed thereon by federal or state securities laws.”

5.      Executive Representations.  Executive acknowledges that the Shares to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Act”), and Executive warrants and represents to the Company as follows:

Executive is acquiring the Shares solely for his own account for investment and not with a view to or for sale or distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the securities or any portion thereof. Executive also represents that the entire legal and beneficial interest of the Shares that Executive is purchasing is being purchased for, and will be held for the account of, the Executive only and neither in whole nor in part for any other person.

The Executive acknowledges that the Company hereby discloses to Executive in writing:

(i)                                     the Shares are not and will not be registered under the Act and the Shares must be held indefinitely unless a transfer of the Shares is subsequently registered under the Act or an exemption from such registration is available;

(ii)                                  the certificate representing the Shares will be stamped with the legends restricting transfer specified in this Agreement; and

(iii)                               the Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

Executive understands that the Shares are restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least two years from the date of sale of the Shares to Executive, and even then will not be available unless (i) a public trading market then exists for the Shares, (ii) adequate current public information concerning the Company is then available to the public, (iii) the Executive has been the beneficial owner and the Executive has paid the full purchase price for the Shares at least two years prior to the sale, and (iv) other terms and conditions of Rule 144 are complied with; and that any sale of the Shares may be made by the Executive only in limited amounts in accordance with such terms and conditions, as amended from time to time.

Without in any way limiting its representations set forth above or the rights of the Company under Section 3 above, Executive further agrees that he  shall in no event make any disposition of all or any portion of the Shares unless and until:

There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(A) The Executive shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (B) the Executive shall have furnished the Company with an opinion of the Executive’s counsel (or, at the Executive’s expense, an opinion of the Company’s counsel) to the effect that such disposition will not require registration of such shares under the Act, and (C) any opinion of counsel to the Executive shall have been concurred in by counsel for the Company and the Company shall have advised the Executive of such concurrence.

6.             Prohibited Transfers. The Company shall not be required (i) to transfer on its books any shares of Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares, or to accord the right to vote as such owner or to pay dividends to, any transferee to whom such shares shall have been so transferred. In the event of a sale of Shares by Executive pursuant to Section 2 hereof, Executive shall furnish to the Company proof that such sale was made in compliance with the provisions of Section 2 hereof as to price and general terms of such sale.

7.             Rights as a Shareholder. Subject to the provisions of this Agreement, Executive shall, during the term of this Agreement, be entitled to exercise all rights and privileges of a shareholder of the Company with respect to the Shares.

8.             Further Actions.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.             Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid.

10.           Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon Executive and his heirs, executors or administrators, or his successors and assigns.

11.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts.

12.           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

CHASE CORPORATION

By:	/s/ George M Hughes
Clerk and General Counsel

EXECUTIVE:	/s/ Peter R. Chase
Peter R. Chase